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                                                                     Exhibit 99

                                                          FOR IMMEDIATE RELEASE

              P&G ANNOUNCES ALTERNATIVE TO WELLA DIVIDEND PROPOSAL


         CINCINNATI, USA and SCHWALBACH AM TAUNUS, GERMANY - April 26, 2004 - Procter & Gamble Holding GmbH & Co Operations oHG (P&G), a wholly owned subsidiary of The Procter & Gamble Company, today announced it intends to propose a reduction in the Wella dividend to E.06 for preference shares and E.04 for ordinary shares at the Wella Annual General Meeting (AGM).

         As Wella's majority shareholder, P&G believes the long-term growth and health of the Wella business is best served by retaining funds within the Company to provide investment flexibility for future growth in new and existing markets. The action is consistent with P&G's business plans as outlined in the Wella AG Offer Document filed under the German Takeover Act. This plan outlined the intent to further improve the long-term competitive position of Wella AG and to have sufficient funding in the Wella entity to accomplish this. As part of this strategy, P&G clearly communicated the possibility of a dividend reduction.

         At current ownership levels, this proposal will reduce the 2003 dividend payment to P&G by more than E25 million.

         The proposal is subject to approval by shareholders at the Wella AGM.

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P&G MEDIA CONTACT:
US Contact:  Mr. Brent Miller, +1.513.983.6974 or
P&G Corporate Media Center
         In the U.S.:      1.866.PROCTER or 1.866.776.2837
         International:    +1.513.945.9087

P&G INVESTOR RELATIONS CONTACT:
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Global Contact:  Mr. Thomas Tippl, +1.513.983.2414